Exhibit 10.1

As of May 1, 2014

Mr. Robert F.X. Sillerman
157 East 70th Street
New York, NY 10021

Dear Mr. Sillerman,

Reference is made to that certain Employment Agreement dated as of February 16, 2011 by and between you and Function (X) Inc. (now known as Viggle Inc.) (the “Company” or the “Employer”), pursuant to which you are employed as Executive Chairman of the Company, as amended by that certain letter agreement dated April 1, 2013 (collectively known as the “Original Agreement”).

The purpose of this letter agreement (the “Letter Agreement”) is to amend the Original Agreement effective immediately and redefine some of the terms and conditions of your continued employment with the Company.  Accordingly, in consideration of the terms and provisions hereof, the Original Agreement is hereby amended, effective immediately, as follows:

1.           This Letter Agreement shall be deemed to amend the Original Agreement and become effective (the “Effective Date”) as of the later of May 1, 2014 or the date the Offering (as hereinafter defined) is consummated.  This Letter Agreement is conditioned on the completion of the Company’s primary share offering currently contemplated to be underwritten by Ladenburg Thalmann (the “Offering”)

2.           Section 2.1 of the Original Agreement shall be deleted in its entirety and the following shall be placed in its stead:

“This Agreement is conditioned on the completion of the Company’s primary share offering currently contemplated to be underwritten by Ladenburg Thalmann (the “Offering”) and will be effective on the later of May 1, 2014 or the date the Offering is consummated.  This Agreement will continue in effect for five (5) years (the “Term”) until April 30, 2019, unless sooner terminated pursuant to the provisions contained herein.  For the purposes of this Agreement, each employment year will begin on May 1 and end on April 30.

This Agreement will continue in effect for five (5) years (the “Term”) until April 30, 2019, unless sooner terminated pursuant to the provisions contained herein.  For the purposes of this Agreement, each employment year will begin on May 1 and end on April 30.”

2.           Section 3.1 is hereby amended to insert the words “and Chief Executive Officer” after “Executive Chairman of the Board” in the second and fourth lines.

3.           Schedule 4.4, as referred to in Section 4.4, is hereby amended to:

(a) change the title of the schedule to Schedule 4.4 from Schedule 4.5;

(b)           add “SFX Entertainment, Inc. and its affiliates; any successor to Circle Entertainment Inc. (and/or affiliates); and any other businesses as are not competitive with the Company, so long as such activities do not impair the performance of Executive’s duties for the Company”.

4.           Section 6.1 is hereby deleted in its entirety and the following shall be placed in its stead:

“Base Salary . Executive shall be paid a base salary at the annual rate of One Dollar ($1.00) (“Base Salary”) for each year of the Term, payable on May 1.  As an exempt employee, Executive will not be eligible for overtime pay.”

5.           Section 6.2 is hereby deleted in its entirety and the following shall be placed in its stead:

“Guaranteed Amount.  Executive shall also receive a guaranteed annual payment (the “Guaranteed Amount”) in the amount of (x) Two Hundred Fifty Thousand Dollars ($250,000.00), which will be paid in one payment on or before March 15 each year of the Term, less (y) the total value of all fringe benefits, perquisites or other amounts (“Perquisites”) that the Employer and the Executive agree at the beginning of each year will be provided to the Executive for such year (whether or not paid in cash) and that the Employer is required to report as compensation to the Executive on Form W-2. If the total of the Guaranteed Amount plus the Perquisites received by the Executive in any year of the Term exceeds the Guaranteed Amount, an amount equal to the excess compensation received by the Executive for such year shall be deducted on a pro-rata basis from the Executive’s Guaranteed Amount during the following year. The Guaranteed Amount shall be paid in cash, provided that if either the Company or Executive so elect, the Guaranteed Amount may be paid in shares of the Company’s common stock, provided that the Compensation Committee (the “Compensation Committee”) of the Company’s Board of Directors (the “Board”) approves the equity grant.  The value of each share shall be determined by compiling the weighted average daily closing price of the Employer’s common stock for the twelve (12) month period ending on the last day of the month preceding the date the Guaranteed Amount is to be paid.”

6.           Sections 7.1 and 7.2 are hereby deleted in their entirety and the following shall be placed in their stead:

“7.1           Additional Bonus. At the discretion of the Board and/or the Compensation Committee, Executive may be awarded an additional bonus besides the Annual Bonus (the “Additional Bonus”).  The form and amount of the Additional Bonus shall be at the sole and absolute discretion of the Board.  The Board’s decision to cause the Employer to make or to not make an Additional Bonus payment to Executive in any year (including, without limitation, the consideration to be received or methodology applied by the Board to an Additional Bonus eligibility determination in any year) shall have no bearing on Executive’s eligibility to earn an Additional Bonus in any succeeding year, nor shall the amount, form, or payment timing of any such Additional Bonus in any year have any bearing on any aspect of an Additional Bonus determination in any subsequent year.  Executive acknowledges and agrees that Executive’s eligibility to participate in the Company’s 2011 Executive Incentive Plan (as amended) (the “Plan”), other than with respect to the Annual Bonus, may be based on the attainment of performance goals, subject to stockholder approval and that shall otherwise comply with the requirements of Section 162(m) of the Code and that the Board may, in its sole and absolute discretion, establish from time to time one or more other annual or long-term bonus plans under which the Executive may be an eligible participant and that also are based on the attainment of performance goals, subject to stockholder approval and that shall otherwise comply with the requirements of Section 162(m) of the Code.

7.2           Equity Grant:  Subject to approval by the Compensation Committee and the terms of the Company’s standard form of grant agreement, as determined in its sole discretion, Executive shall receive a grant of restricted shares (the “RSUs”) of the Employer’s common stock equal to one and one-quarter percent (1.25%) of Employer’s (i) issued and outstanding common stock and (ii) common shares underlying in- or at-the-money options and warrants and (iii) preferred shares convertible into common shares as part of the exchange.  The total of (i), (ii), and (iii) shall be measured immediately prior to the consummation of the Offering at the price at which the Employer’s common stock is priced to the public in such offering.  The grant shall vest ratably in annual installments at the last day of the month preceding the date the Offering was consummated over a period of five (5) years from the date of grant.”

7.           Section 9.3 is hereby amended to substitute “termination for Good Reason” for “Constructive Termination without Cause”.

8.           Section 9.5(b) is hereby deleted in its entirety and the following shall be placed in its stead:

“all previously awarded and unpaid Guaranteed Amount at the date of the Executive’s death;”

9.           Section 12 is hereby deleted in its entirety and the following shall be placed in its stead:

(a)           Either Executive or the Employer may terminate this Agreement at any time for any reason.

(b)           If Executive is terminated for Cause (as hereinafter defined in Section 12(e)) or if Executive terminates this Agreement without Good Reason (as hereinafter defined in Section 5(g)), then Employer will have no further obligations to Executive other than to pay Base Salary through the date of termination and reimburse him for any unreimbursed expenses he has incurred (such obligations, the “Accrued Obligations”).

(c)           If Employer terminates Executive without Cause, if Executive terminates this Agreement with Good Reason, or if Executive dies or becomes permanently disabled during the term of this Agreement:

(i)           Executive will be entitled to receive a lump sum payment within sixty (60) days of the termination date equal to one (1) year’s Guaranteed Amount (which payment may be made in cash, or, if either the Employer or Executive so elects, in shares of the Company’s common stock, provided the Compensation Committee approves such grant.  The value of each share of which shall be determined by compiling the weighted average daily closing price of the Employer’s common stock for the twelve (12) month period ending on the last day of the month preceding the date such payment is to be made), provided, however, that this Section 12(c)(i) shall not apply in the event of a Good Reason termination triggered by Section 12(g)(vi).

(ii)           All options to purchase Employer stock or any RSUs granted under this Agreement or any other agreement that have not previously vested shall vest.

(d)           Executive’s entitlement to the payments described in this Section 12 (other than the Accrued Obligations) is expressly contingent upon his first providing the Employer with a signed general release of claims in favor of the Employer substantially in the form attached as Exhibit A hereto (the “Release”) and not revoking such Release for a period of seven (7) days after its execution or thereafter.  In order to be effective, the Release must be delivered by Executive to the Employer no later than forty-five (45) days following the Termination Date.  In the event that the 45 day period following the Termination Date begins in one calendar year and ends in another calendar year, the cash payments to be made under this Section 12 (other than the Accrued Obligations), shall be paid in the later calendar year.

(e)           For the purposes of this Agreement, “Cause” shall mean that Executive has:

(i)           committed an act which, as set forth in any employment handbook promulgated by the Employer, may lead to termination of employment, unless curable, in which case such cure shall not have been completed within thirty (30) days following the Employer’s notice to Executive;

(ii)           engaged in any intentional act of fraud against the Employer;

(iii)           engaged in willful malfeasance or gross negligence in the performance of this Agreement or capacity as an employee of the Employer;

(iv)           refused to perform the duties required or requested consistent with Executive’s obligations under this Agreement and under law, which refusal continues for more than five (5) days following the Employer’s written notice of such refusal;

(v)           been convicted of a felony or entering a plea of nolo contendre to a felony charge;

(vi)           materially breached this Agreement, subject to a fifteen (15) day cure period following the Employer’s written notice of such breach to the extent such breach is curable; or

(vii)           engaged in an act which leads to a finding by the Securities and Exchange Commission, which, in the opinion of independent counsel selected by the Company, could reasonably be expected to impair or impede the Employer’s ability to register, list, or otherwise offer its stock to the public, or to maintain itself as a publicly-traded company in good standing with the Securities and Exchange Commission.

(f)           For the purposes of this Agreement, “Change of Control” shall mean the occurrence, in a single transaction or in a series of related transactions, of any one or more of the following events:

(i) any “person” (as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) (an “Exchange Act Person”) becomes the “beneficial owner” (as defined in Rule 13d-3 of the Exchange Act), directly or indirectly, of securities of the Employer representing more than thirty-five percent (35%) of the combined voting power of the Employer, then outstanding securities other than by virtue of a merger, consolidation or similar transaction, provided that, notwithstanding the foregoing, a Change in Control shall not be deemed to occur (i) if Robert F.X. Sillerman or affiliates of his (a “Sillerman Controlled Entity”) beneficially own more than such thirty-five percent (35%) at any time; or (ii) solely because the level of ownership held by any Exchange Act Person (the “Subject Person”) exceeds the designated percentage threshold of the outstanding voting securities as a result of a repurchase or other acquisition of voting securities by the Employer reducing the number of shares outstanding, provided further that if a Change in Control would occur (but for the operation of this proviso) as a result of the acquisition of voting securities by the Employer, and after such share acquisition, any such Subject Person (so long as not a Sillerman Controlled Entity) becomes the owner of any additional voting securities that, assuming the repurchase or other acquisition had not occurred, increases the percentage of the then outstanding voting securities owned by such Subject Person over the designated percentage threshold, then a Change in Control shall be deemed to occur;

(ii) there is consummated a merger, consolidation or similar transaction involving (directly or indirectly) the Company if, immediately after the consummation of such merger, consolidation or similar transaction, the stockholders of the Employer immediately prior thereto do not own, directly or indirectly, either (A) outstanding voting securities representing more than fifty percent (50%) of the combined outstanding voting power of the surviving entity in such merger, consolidation or similar transaction or (B) more than fifty percent (50%) of the combined outstanding voting power of the parent of the surviving entity in such merger, consolidation or similar transaction.  Notwithstanding the foregoing, a Change of Control shall not be deemed to have occurred if as a result of a merger, consolidation or similar transaction, a Sillerman controlled entity beneficially owns more than 35% of the successor company.

(iii) there is consummated a sale, lease, license or other disposition of all or substantially all of the consolidated assets of the Employer and its subsidiaries, other than a sale, lease, license or other disposition of all or substantially all of the consolidated assets of the Employer and its subsidiaries to an entity, more than fifty percent (50%) of the combined voting power of the voting securities of which are owned by stockholders of the Employer in substantially the same proportion as their ownership of the Employer immediately prior to such sale, lease, license or other disposition.  Notwithstanding the foregoing, a Change of Control shall not be deemed to have occurred if as a result of the foregoing transactions, a Sillerman controlled entity beneficially owns more than 35% of the successor company.

(iv) during any period of 12 consecutive months, individuals who at the beginning of such period constitute the Board cease for any reason to constitute at least a majority thereof unless the election, or the nomination for election by stockholders, of each new director was approved by a vote of at least a majority of the directors then still in office who were directors at the beginning of the period.

(g)           For purposes of this Agreement, “Good Reason” shall mean if, before the end of the Term, one or more of the following events shall occur (unless such event(s) applies generally to all similarly situated senior executives of the Company):

(i) the assignment of any duties to Executive or the reduction of Executive’s duties, without his express written consent, either of which results in a significant diminution in Executive’s position or responsibilities with the Employer in effect immediately prior to such assignment, or the removal from such position and responsibilities;

(ii) without Executive’s express written consent, a substantial reduction or change with respect to the facilities, support staff, or perquisites (including office space and location) available to him immediately prior to such reduction or change;

(iii) a material reduction by the Employer in the kind or level of employee benefits to which Executive is entitled immediately prior to such reduction with the result that his overall benefits package is significantly reduced;

(iv) the failure of the Employer to obtain the assumption of this Agreement by any successor;

(v) any material breach by the Employer of any material provision of this Agreement; or

(vi) there is a Change of Control (as defined in 5(f) above) and Executive voluntarily terminates his employment more than one (1) year thereafter.  In such case, that the provisions of Section 12(c)(i) shall not apply.

(h)           (i)           In the event it shall be determined that any payment, right or distribution by the Company or any other person or entity to or for the benefit of Executive pursuant to the terms of this Agreement or otherwise, which is made in connection with, or arising out of, his employment with the Employer or a Change of Control of the Employer or a substantial portion of its assets (a "Payment") is a "parachute payment" within the meaning of Section 280G of the Code on account of the aggregate value of the Payments due to Executive being equal to or greater than three times the "base amount," as defined in Section 280G(b)(3) of the Code, (the "Parachute Threshold") so that Executive would be subject to the excise tax imposed by Section 4999 of the Code (the "Excise Tax") and the net after-tax benefit that Executive would receive by reducing the Payments to the Parachute Threshold is greater than the net after-tax benefit Executive would receive if the full amount of the Payments were paid to Executive, then the Payments payable to Executive shall be reduced (but not below zero) so that the Payments due to Executive do not exceed the amount of the Parachute Threshold, reducing first any cash Payments under Section 5 hereof.

(ii)           All determinations required to be made under this Section 5, including whether any Payment is a "parachute payment" and the assumptions to be utilized in arriving at such determination, shall be made by a nationally recognized law or accounting firm designated by Employer (the "Firm") and shall be based upon "substantial authority" (within the meaning of Section 6662 of the Code). The Firm shall provide detailed supporting calculations both to the Employer and Executive within fifteen (15) business days of the receipt of notice from the Employer or Executive that there has been a Payment, or such earlier time as is requested by Employer. All fees and expenses of the Firm shall be borne by the Employer. Any determination by the Firm shall be binding upon the Employer and Executive.

(i)           (i)           Notwithstanding anything herein to the contrary, this Agreement is intended to be interpreted and applied so that the payment of the benefits set forth herein either shall either be exempt from the requirements of Section 409A of the Code ("Section 409A") or shall comply with the requirements of such provision. Notwithstanding any provision of this Agreement to the contrary, if Executive is a "specified employee" within the meaning of Section 409A, any payments or arrangements due upon a termination of Executive's employment under any arrangement that constitute a "nonqualified deferral of compensation" within the meaning of Section 409A and which do not otherwise qualify under the exemptions under Treas. Regs. Section 1.409A-1 (including without limitation, the short-term deferral exemption or the permitted payments under Treas. Regs. Section 1.409A-l(b)(9)(iii)(A)), shall be delayed and paid or provided on the earlier of (i) the date which is six months after Executive's "separation from service" (as such term is defined in Section 409A and the regulations and other published guidance thereunder) for any reason other than death, and (ii) the date of Executive's death.

(ii)           After any Termination Date, Executive shall have no duties or responsibilities that are inconsistent with having a "separation from service" within the meaning of Section 409A as of the Termination Date and, notwithstanding anything in the Agreement to the contrary, distributions upon termination of employment of nonqualified deferred compensation may only be made upon a "separation from service" as determined under Section 409A and such date shall be the Termination Date for purposes of this Agreement. Each payment under this Agreement or otherwise shall be treated as a separate payment for purposes of Section 409A. In no event may Executive, directly or indirectly, designate the calendar year of any payment to be made under this Agreement which constitutes a "nonqualified deferral of compensation" within the meaning of Section 409A and to the extent an amount is payable within a time period, the time during which such amount is paid shall be in the discretion of the Employer.

(iii)           To the extent that any reimbursements pursuant to this agreement or otherwise are taxable to Executive, any reimbursement payment due to Executive pursuant to such Section shall be paid to Executive on or before the last day of Executive's taxable year following the taxable year in which the related expense was incurred. Such reimbursements are not subject to liquidation or exchange for another benefit and the amount of such reimbursements that Executive receives in one taxable year shall not affect the amount of such reimbursements that Executive receives in any other taxable year.”

10.           Section 13.1 is hereby amended to substitute “Guaranteed Amount” for “Annual Cash Bonus”.

11.           Section 13.2 is hereby amended to substitute “Guaranteed Amount” for “Base Salary”.

All other terms and conditions of the Employment Agreement shall remain in full force and effect.

This Letter Agreement shall be governed by and construed under the laws of the State of New York (without regard to conflict of law provisions thereof).  No party hereto may assign its rights in whole or in part or delegate its obligations in whole or in part under this Letter Agreement without the written consent of the other party hereto.  Except as provided herein, the Employment Agreement shall remain in full force and effect.  The Employment Agreement, as amended by this Letter Agreement, constitutes the entire agreement between the parties hereto with respect to the subject matter hereof and supersedes all prior or contemporaneous oral or written understandings and agreements between the parties hereto with respect to the subject matter hereof. This Letter Agreement shall be binding upon and inure to the benefit of the respective parties hereto, their successors and permitted assigns (as well as their heirs and estates, if applicable).

If the foregoing correctly sets forth our understanding, please execute this Letter Agreement in the space provided below.

Sincerely,

VIGGLE INC.

By:

Name:

Title:

Accepted and agreed to as of this 1st day of May 2014:

Robert F.X. Sillerman